EXHIBIT 11


                           MARK IV INDUSTRIES, INC.
       STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (UNAUDITED) For the Three and Nine Month Periods Ended November 30, 1996 and 1995
                (Amounts in thousands, except per share data)

                                          Three Months          Nine Months
                                      Ended November 30,   Ended November 30,
                                      ------------------   ------------------
                                          1996     1995       1996     1995
PRIMARY

Shares outstanding:

  Weighted average number of
   shares outstanding                    63,100    63,000     63,100   63,000

  Net effect of dilutive stock
   options (1)                              400       400        400      400

    Total                                63,500    63,400     63,500   63,400


Net income (loss)                       $(28,600) $23,000   $ 26,600  $71,700

Net income (loss) per share (2)         $  (.45)  $   .36   $    .42  $  1.13

FULLY-DILUTED

Shares outstanding:
  Weighted average number of
   shares outstanding                    63,100    63,000     63,100   63,000
 Net effect of dilutive stock
   options (1)                              400       400        400      400
    Total                                63,500    63,400     63,500   63,400

Net income (loss)                       $(28,600) $23,000   $ 26,600  $71,700


Net income (loss) per share             $  (.45)  $   .36   $    .42  $  1.13



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(1)   The net effects for the three and nine month periods ended November 30,
      1996 and 1995 are based upon the treasury stock method using the average market price during the periods for the primary amounts, and the higher of the average market price or the market price at the end of the period for the fully-diluted amounts.
(2) Primary earnings per share have been reported in the Company's financial statements based only upon the shares of common stock outstanding, since the dilutive effect of the stock options is not considered to be material.